ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20110074991-84
Filing Date and Time 01/28/2011 7:40 AM
Entity Number E0005172011-1

USE BLACK INK ONLY- DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of Corporation:

BIOPOWER OPERATIONS CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PREFERRED STOCK OF BIOPOWER OPERATIONS CORPORATION. The undersigned, Robert Kohn, does herby certify:  1. That he is the duly elected Chief Executive Officer of BioPower Operations Corporation, a Nevada corporation, (the “Corporation”). 2. That pursuant to the authority conferred upon the Board of directors, the said Board of Directors on January 28, 2011 resolved to create a class of preferred stock which shall be governed by this Certificate of Designation creating a series of one (1) share of Preferred Stock designated as Series A Preferred Stock which has the following designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows: Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as “SERIES A PREFERRED STOCK.” The Series A Preferred Stock shall have a par value of $1.00 per share and the number of shares constituting such shares shall be one. Section 2. SEE ATTACHED.

3. Effective date of filing: (optional)	JANUARY 28, 2011
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Robert Kohn
Signature of Officer

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-8-09

ROSS MILLER Secretary of State	Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138
SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings
ROBERT KOHN	Job:C20110131-0229 February 1, 2011

Special Handling Instuctions:
EMAILED 02-01-11 – RSS

Charges
Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20110074991-84	1/28/2011 7:40:49 AM	1	$175.00	$175.00
Total					$175.00

Payments
Type	Description	Amount
Credit	070412|11020173127630	$175.00
Total		$175.00
	Credit Balance: $0.00

	Job Contents:
	File Stamped Copy(s):	1

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF SERIES A PREFERRED STOCK
OF BIOPOWER OPERATIONS CORPORATION

The undersigned, Robert Kohn, does hereby certify:

1.           That he is the duly elected Chief Executive Officer of BioPower Operations Corporation, a Nevada corporation (the "Corporation").

2.           That pursuant to the authority conferred upon the Board of Directors, the said Board of Directors on January 28, 2011 resolved to create a class of preferred stock which shall be governed by this Certificate of Designation creating a series of [1] shares of Preferred Stock designated as Series A Preferred Stock which has the following designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as follows:

Section.1.           DESIGNATION AND AMOUNT. The shares of such series shall be designated as "SERIES A PREFERRED STOCK." The Series A Preferred Stock shall have a par value of $1.00 per share, and the number of shares constituting such series shall be one.

Section 2.           PROPORTIONAL ADJUSTMENT. In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Preferred Stock (i) declare any dividend on Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock.

Section 3.           DIVIDENDS AND DISTRIBUTIONS. The Series A Preferred Stock shall not entitle the holder to any dividends or preference on distribution.

Section 4.           CONVERSION RIGHTS. The Series A Preferred Stock shall not be convertible into any class of securities of the Corporation.

Section 5.           VOTING RIGHTS. The holder of the Series A Preferred Stock shall have the right to vote on all matters submitted for a vote to shareholders of the Company and shall have the right to vote 50.1% of the total outstanding shares entitled to vote at such meeting.  Effectively, the provision gives the holder of the Series A Preferred Stock the right to unilaterally control the voting of the Corporation’s securities.

Section 6.           WAIVER. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of the holder of Series A Preferred Stock in its sole discretion.

Section 7.           LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, the holder of shares of Series A Preferred Stock shall not be entitled to receive any distribution.

Section 8.           CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving corporation with the same rights and preferences as the Series A Preferred Stock.

Section 9.           AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Preferred Stock so as to affect them adversely without the consent of the holder of the Series A Preferred Stock.

It was further resolved that the Corporation’s executive officers are authorized and directed to take all such actions and to do all such things as the Corporation or any executive officer of the Corporation shall deem necessary or convenient to implement and render effective the Series A Preferred Stock.  Accordingly, the Chief Executive Officer is authorized to prepare and file this Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Nevada law.

The undersigned further declares under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of his knowledge.

Executed on January 28, 2011

By:	/s/ Robert Kohn
Robert Kohn, Chief Executive Officer